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Exhibit 12.1

Jacobs Entertainment, Inc. Ratio of earnings to fixed charges
For the years ended 1997-2001
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                                                                                     For the Year Ended                  Three
                                                                                    --------------------              Months Ended
                                                                      1997      1998     1999     2000       2001    March 31, 2002
                                                                     -----     -----    -----    -----     ------   ---------------
Earnings:
Pre-tax income from continuing operations                          $    92    $1,276   $  135  $(1,108)   $   (45)          $ 1,364
Add: Fixed charges                                                   1,638     3,890    3,669    3,206      4,831             3,473
Add: Amortization of capitalized interest                               10        12       32       32         32               --
Add: Distributed income of equity investees                         (1,068)     (147)   2,468    2,500      6,208               --
                                                                   -------    ------   ------  -------    -------           -------
Total Earnings                                                     $   672    $5,031   $6,304  $ 4,630    $11,026           $ 4,837
                                                                   =======    ======   ======  =======    =======           =======

Fixed Charges:
Interest expense                                                   $   278    $2,929   $2,905  $ 2,519    $ 4,230           $ 3,288
Interest capitalized                                                 1,068       147      --       --         --                --
Amortization of capitalized expenses related to indebtedness           --        145      159       28          4                97
Estimated interest on rental expense                                   292       669      605      659        597                88
                                                                   -------    ------   ------  -------    -------           -------
Total Fixed Charges                                                $ 1,638    $3,890   $3,669  $ 3,206    $ 4,831           $ 3,473
                                                                   =======    ======   ======  =======    =======           =======

Ratio of Earnings to Fixed Charges                                     .41      1.30     1.72     1.44       2.28               1.4
                                                                   =======    ======   ======  =======    =======           =======
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